UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2012

Tree.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	00134063	26-2414818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11115 Rushmore Drive, Charlotte, NC		28277
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into Material Definitive Agreement.

On February 7, 2012, we entered into an amendment to the asset purchase agreement dated May 12, 2011 between us and Discover Bank, a wholly-owned subsidiary of Discover Financial Services, or DFS.  The asset purchase agreement provides for the sale of substantially all of the operating assets of our Home Loan Center, Inc. subsidiary.  Our stockholders approved the transactions contemplated by the asset purchase agreement on August 26, 2011.

Among other things, the amendment revised the following terms of the agreement:

•                                          Under the terms of the original agreement, $35.9 million of the $55.9 million cash purchase price was due upon the closing of the transaction and $10 million was due on each of the first and second anniversaries of the closing, subject to certain conditions being satisfied on the payment dates. Under the terms of the amendment, the $20 million of deferred payments will be due, subject to certain conditions being satisfied, as follows: $3 million on March 7, 2012, regardless of whether or not the transaction has closed, $7 million at the closing, and $10 million on the first anniversary of the closing, in each case subject to certain conditions being satisfied.

•                                          Under the terms of the original agreement, we or Discover Bank could terminate the agreement if closing did not occur on or before October 9, 2011, referred to as the end date, subject to certain extension rights, including Discover Bank’s right to require (by making extension payments) up to four additional 30-day extensions beyond November 8, 2011 in certain circumstances.  Prior to the amendment, Discover Bank exercised four extensions, paying a total of $5 million in extension fees.  As a result, the end date has been extended to March 7, 2012.  Under the terms of the amendment, Discover Bank may elect to further extend the end date to July 6, 2012, without making further extension payments, subject to certain conditions.  All extension payments will be credited against the portion of the purchase price payable at the closing of the transaction.

•                                          Under the terms of the amendment, subject to certain exceptions, closing must occur on the 30th day following the first date on which all of the closing conditions are satisfied or waived, but in no event later than July 6, 2012.

•                                          The amendment modifies or removes various conditions to Discover Bank’s obligation to close. The transaction remains subject to various closing conditions.

•                                          Various pre-closing operating covenants of Home Loan Center were revised to allow greater operating flexibility.

The foregoing description of the amendment is a summary.  Stockholders are urged to read the amendment filed as Exhibit 2.1, which is incorporated herein by reference, in conjunction with the original agreement and the description of such agreement included our definitive proxy statement filed with the Securities and Exchange Commission on August 2, 2011.

Item 8.01.                                          Other Events.

On February 8, 2012, we issued a press release in which we announced that we had entered into the amendment. A copy of the press release is attached as an exhibit to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1

Amendment to Asset Purchase Agreement. The schedules (and similar attachments) in this exhibit have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule (or similar attachment) to the Securities and Exchange Commission upon request.

99.1	Press release issued by Tree.com on February 8, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREE.COM, INC.
February 8, 2012
	By:	/s/ Katharine Pierce
Katharine Pierce
Assistant General Counsel and Corporate Secretary